Exhibit 10.42

Loan No. CF101S03A

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated September 1, 1999, as amended (the “MLA”), is entered into as of June 29, 2004 between CoBANK, ACB (“CoBank”) and FCSTONE TRADING, LLC, West Des Moines, Iowa, ( the “Company”).

SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of $7,500,000.00 (the “Commitment”) or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A). Within the limits of the Commitment, but subject to such limitations on borrowings as determined by the Borrowing Base Report, the Company may borrow, repay and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is:

(A) To provide funding for the following commodities risk management services that the Company provides to its members: (1) the payment of option premiums and margin calls on hedge and swap transaction entered into by the Company on behalf of members, subject to reimbursement by the members within three business days.

(B) In case of a counterparty default (such as, without limitation, a counterparty bankruptcy or payment default), to fund the purchase of counterparty bonds for which the Company has separately purchased credit swap derivatives in amounts that provide coverage of at least 1.43 times the counterparty exposure level. All counterparties must have a Standard & Poor’s bond rating of at least BBB. Providers of credit swaps must have a Standard & Poor’s rating of at least AA. The maximum exposure with any single counterparty shall not exceed $5.0 million at any time. Any bond purchases funded by CoBank pursuant to this subsection shall be sold within three business days of purchase, with proceeds applied to CoBank’s loan.

(C) To provide interim funding to cover any insured losses (less any deductible or co-pay) occurring as a result of a counterparty’s default on over-the-counter derivative contracts on physical commodities, from the date of default until the date of the loss, less any deductible or co-pay, that is covered by insurance proceeds. Each request for a loan pursuant to this subsection shall be accompanied by copies of documentation provided to or requested by the Company’s insurance company in support of a claim under the insurance policy covering the losses described in this subsection. No loan shall exceed the insured portion of a loss and no loan shall be made except upon proof, in a form acceptable to CoBank, that after making the loan the Company shall be in compliance with financial covenants set forth in the MLA.

Statused Revolving Credit Supplement CF101S03

(D) To provide funding for working capital requirements in funding hedged fuel inventory and accounts receivable under the Fuel Alliance Program (formerly the “GIII Shippers Alliance” program).

SECTION 3. Term. The term of the Commitment shall be from the date hereof up to and including June 30, 2005 or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company.

(A) CoBank Base Rate. At a rate per annum equal at all times to 1/4 of 1% below the rate of interest established by CoBank from time to time as its CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.

(B) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 1 1/2%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) as of 1, 2, 3, 6, 9 or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 5; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall be the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities’ shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any

Statused Revolving Credit Supplement CF101S03

fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each quarter. Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the Commitment.

SECTION 6. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the first CoBank business day following the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supercedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 7. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 8. Additional Affirmative Covenants: Post-Closing Account Control Agreement. In addition to the Affirmative Covenants set forth in the MLA, on or before September 30, 2004, the Company shall provide to CoBank a fully executed original of an

Statused Revolving Credit Supplement CF101S03

Account Control Agreement, in form and content acceptable to CoBank in it sole discretion, executed by the Company and each entity that maintain a margin account of the Company. Such Account Control Agreement must be sufficient to perfect the first priority lien on and security interest in all margin accounts of the Company.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		FCSTONE TRADING, LLC

By:	/s/ Janice P. Haines	By:	/s/ Todd Stiles

Title:	Assistant Corporate Secretary	Title:	Asst Treasurer

7/15/04

/s/ DH

SEASONAL BORROWING BASE REPORT

CoBANK, ACB

NAME OF BORROWER: FCStone Trading LLC	CITY, STATE: West Des Moines, Iowa	FOR PERIOD ENDING (DATE):

PART A - ELIGIBLE INVENTORY

For purposes hereof, ELIGIBLE INVENTORY shall mean inventory which: (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment or on a similar basis; (c) is not subject to a lien except in favor of CoBank; and (d) is in a commercially marketable condition.

INVENTORY		Gallons	PRICE/ Gallon	VALUE AT MARKET	ADVANCE RATE	MAXIMUM ADVANCE ALLOWABLE
GIII Gasoline	G				80%	$
GIII #1	#1				80%	$
GIII #2	#2				80%	$
Tepco Gasoline	G				80%	$
Tepco #1	#1				80%	$
Tepco #2	#2				80%	$
Explorer	#2				80%	$
Total Inventory				$
Hedge Accounts for Fuel Inventory					80%	$
Margin Deposits on Hedges at Counterparties					80%	$

Less: OTC Customer Margin Deposits					100%	$
TOTAL PART A:				$		$

PART B - ELIGIBLE RECEIVABLES

For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party, other than liens authorized by CoBank in writing which are subordinate to CoBank’s lien; (d) are owed by a foreign account debtor unless it is covered by a letter of credit issued by a bank acceptable to CoBank, (e) are less than 30 days past the date on which payment is due for 10-day term receivables, and that are less than 14 days past the date on which payment is due for 2-day term receivables; (f) do not exceed a 50% cross-age maximum and (g) are not owing by an account debtor that is owned or controlled by the borrower.

AGING OF ELIGIBLE RECEIVABLES	AMOUNT	ADVANCE RATE	MAXIMUM ADVANCE ALLOWABLE
Total Accounts Receivables - Fuel Program		85%	$
Less: Fuel Customer Deposits
Less: Non-Trade Accounts Receivable	$
Less: Related Company Accounts Receivable	$
Less: Receivables > 30 days from due date (10-day terms)	$
Less: Receivables > 14 days from due date (2-day terms)	$
Less: Cross-Age Accounts Receivable > 50%	$
Less Foreign Receivables not supported by a letter of credit	$
Less: Contra Accounts	$
Subtotal Eligible Trade Receivables
Total Part B: Eligible Trade Receivables			$

PART C - BORROWING BASE CALCULATION

Subtotal (totals from Parts A and B)			$
Plus: Counterparty Bonds supported by SWAP Derivatives of at least 1.43 times counterparty exposure			$
BORROWING BASE			$
Less: Outstanding Balance of Supplements SO3A and T01 (as of End of Period), not to exceed $15,000,000

Excess or Deficit (as of End of Period)			$

NOTE: IF DEFICIT EXISTS, REMIT AMOUNT TO CoBANK, ACB

I HEREBY CERTIFY THAT THIS INFORMATION IS CORRECT.

AUTHORIZED SIGNATURE:	TITLE:	DATE: